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                                                                Exhibit 99(a)(8)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED AUGUST 12, 1998 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY SALOMON SMITH BARNEY OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                    NOTICE OF OFFER TO PURCHASE FOR CASH
                   ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                     OF

                       QUICKTURN DESIGN SYSTEMS, INC.

                                     AT

                        $12.125 NET PER SHARE IN CASH

                                     BY

                                  MGZ CORP.

                        A WHOLLY OWNED SUBSIDIARY OF

                         MENTOR GRAPHICS CORPORATION

     MGZ Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Mentor Graphics Corporation, an Oregon corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.001 per share ("Common Stock"), of Quickturn Design Systems, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement between the Company and the First National Bank of Boston, dated January 10, 1996 (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $12.125 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 12, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

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     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
     YORK CITY TIME, ON SEPTEMBER 9, 1998, UNLESS THE OFFER IS EXTENDED.
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     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares owned by Parent and its subsidiaries, including Purchaser, would represent a majority of the outstanding Shares on a fully diluted basis on the date of purchase, (ii) the Rights having been redeemed by the Board of Directors of the Company or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined below), (iii) Purchaser being satisfied, in its sole discretion, that, after consummation of the Offer, the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") would not prohibit for any period of time, or impose any voting requirement in excess of majority stockholder approval with respect to, the Proposed Merger or other business combination with Purchaser or any affiliate of Purchaser and (iv) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other terms and conditions. The Offer is not conditioned on Purchaser obtaining financing.

     The purpose of the Offer and the Proposed Merger is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. Parent intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination with Purchaser or another direct or indirect subsidiary of Parent (the "Proposed Merger"). The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. At the effective time of the Proposed Merger, it is anticipated that each then outstanding Share (other than Shares owned by Parent and its subsidiaries, including Purchaser, Shares held in the treasury of the Company and Shares held by stockholders of the Company who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights under the
DGCL) would be converted into the right to receive an amount in cash equal to the Offer Price.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to IBJ Schroder Bank & Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares and, if the Rights are at such time separately traded, certificates representing the Rights, or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares and, if applicable, Rights, into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on September 9, 1998 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 10, 1998. For the withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     A request is being made to the Company for use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. In addition, Purchaser is establishing an Internet site on the World Wide Web at http://www.mentorg.com/file that will contain the Offer to Purchase, the related Letter of Transmittal and other materials and information regarding the Offer. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                   THE INFORMATION AGENT FOR THE OFFER IS:

                          [MACKENZIE PARTNERS LOGO]

                              156 Fifth Avenue
                          New York, New York 10010
                        (212) 929-5500 (call collect)

                                     or

                        CALL TOLL-FREE (800) 322-2885

                    THE DEALER MANAGER FOR THE OFFER IS:

                            SALOMON SMITH BARNEY

                          Seven World Trade Center

                          New York, New York 10048

Salomon Smith Barney is a service mark of Smith Barney Inc. Salomon Brothers Inc and Smith Barney Inc. are affiliated but separately registered broker/dealers under common control of Salomon Smith Barney Holdings Inc. Salomon Brothers Inc and Salomon Smith Barney Holdings Inc. have been licensed to use the Salomon Smith Barney service mark.

August 12, 1998